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                                                                    EXHIBIT 23.1


     We consent to the reference to our firm under the caption "Experts" and to
the use of our reports dated June   , 1996, in the Registration Statement (Form
S-1) and related Prospectus of Dailey Petroleum Services Corp., a Delaware corporation, (as further discussed in Note 1 to the consolidated financial statements included elsewhere in this Registration Statement) for the registration of 4,000,000 shares of Class A Common Stock.



Houston, Texas


June   , 1996



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     The foregoing consent is in the form that will be signed upon completion of the reorganization of the capital accounts of the Company as described in Note 1 to the consolidated financial statements included elsewhere in this Registration Statement.



                                          ERNST & YOUNG LLP



Houston, Texas


June 5, 1996